EXHIBIT 19.1

UNITED STATES LIME & MINERALS, INC.

INSIDER TRADING POLICY, AS AMENDED AND RESTATED

FEBRUARY 26, 2025

INTRODUCTION

UNITED STATES LIME & MINERALS, Inc. (including its subsidiaries, the “Company”) is subject to various federal, state, and other laws, rules, and regulations governing transactions in its securities and those of other companies, including prohibitions against insider trading. It is the policy of the Company to comply fully, and to assist Covered Persons (as defined below) in complying fully, with the laws, rules, and regulations concerning insider trading. The purpose of this Insider Trading Policy, as Amended and Restated, (this “Policy”) is to provide reasonable policies and procedures with respect to transactions by the Company and Covered Persons with respect to the Company’s securities and securities of other companies while aware of material, non-public information (“MNPI”) about the Company, such other companies, or their respective securities that the Covered Person became aware of as a result of their employment or other association with the Company.

This Policy applies to each officer, director, and employee, and selected independent contractors and consultants, of the Company, and to such persons’ respective spouses or other family members whom they financially support to a material extent, other members of such persons’ households, and entities whose transactions in securities are influenced, directed, or controlled by such persons (collectively, “Covered Persons”). The Company may also determine that other persons should be considered Covered Persons for purposes of this Policy.

This Policy applies to all trading or other transactions, including gifts, in all of the Company’s securities (“Company Securities”) and such other companies’ securities. Securities include, but are not limited to, common stock and other securities (including pursuant to the Company’s Long-Term Incentive Plan, as Amended and Restated (the “Equity Plan”)), such as preferred stock, notes, bonds, convertible or exchangeable securities, and other rights to acquire any such securities, as well as derivative securities issued by others relating to the securities.

Confidential information obtained by employees and other persons in the course of their employment or other association with the Company is a valuable asset of the Company, is to be used solely to further the best interests of the Company and its shareholders, and is to be disclosed to others only when such disclosure is authorized, and then only to those persons who have a need to know the information. All Covered Persons have legal, fiduciary, and other obligations to maintain the confidentiality of MNPI about the Company or such other companies and their respective securities that the Covered Person becomes aware of in connection with their employment or other association with the Company and to not engage in transactions in Company Securities or securities of such other companies while aware of such MNPI. Covered Persons must not engage in illegal trading or other transactions and must avoid the appearance of such improper activity. It is the personal obligation and responsibility of each Covered Person to act in a manner consistent with this Policy. In all cases, the responsibility for determining whether a Covered Person is aware of MNPI rests with that Covered Person, and any action on the part of the Company, the Company’s Chief Financial Officer and his or her designees (collectively, the “Designated Officer”), or any other person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate a Covered Person from potential liability under this Policy and applicable securities laws, rules, and regulations.

Certain Covered Persons may be subject to additional policies and procedures beyond those included in this Policy, may be subject to the insider trading policies and procedures of other companies that they serve as an officer, director, employee, or otherwise, or may be subject to additional industry laws, rules, and regulations imposed by governmental entities, self-regulatory organizations, and other professional bodies that regulate the licensing, business activities, and related conduct of such persons, including ethical and professional practices and prohibitions. Nothing contained in this Policy is intended to supersede any such additional policies, procedures, laws, rules, and regulations.

The Company takes any violation of this Policy by any Covered Person seriously. Such violation may constitute grounds for disciplinary action against the Covered Person, including, but not limited to, dismissal for cause, regardless of whether or not the Covered Person’s failure to comply with the Policy results in a violation of any law, rule, or regulation or results in any civil or criminal penalties.

From time to time, the Company may engage in transactions in Company Securities and the securities of other companies. It is the Company’s policy to comply with all applicable securities and other laws, rules, and regulations when engaging in transactions in securities, including, but not limited to, the Company’s repurchase of Company Securities.

BACKGROUND

Insider trading is a top enforcement priority of the United States Securities and Exchange Commission (the “SEC”), The Nasdaq Stock Market LLC, and the United States Department of Justice (the “DOJ”). Criminal prosecutions by the DOJ for insider trading violations are commonplace and may result in substantial fines and imprisonment.

What is insider trading? The prohibitions against insider trading generally are understood to apply to (a) trading and other transactions while aware of MNPI, (b) disclosing or “tipping” MNPI to others or recommending the purchase or sale of securities while aware of MNPI, and (c) assisting someone who is engaged in any of the above activities.

What is material information? Materiality involves a relatively low threshold. Information is generally considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information would be likely to have a significant effect on the market price of the security, including, but not limited to, financial results, impairments, and restatements, and pending or proposed significant transactions or events, including offerings, repurchase programs, litigation, cybersecurity incidents, mergers, acquisitions and dispositions, and changes in management, dividend policy, or corporate structure, or the existence of a special blackout period (as discussed below). Material information also may include plans, projections, forecasts, and other forward-looking information, as well as opinions and other “soft” information. There is no bright-line test for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and, as a practical matter, is often determined after the fact when the information itself has been made public and its effects upon the securities markets are known.

What is non-public information? Non-public information is any information that has not been previously disclosed publicly and is not otherwise available to investors generally. Information in filings with the SEC and press releases is generally regarded as public information. Undisclosed information about financial results or a possible merger, acquisition, disposition, or other material development, whether concerning the Company or otherwise, and obtained by a Covered Person in connection with their employment or other association with the Company, or through a rumor, tip, or just “loose talk,” is not public information.

Information should be considered “non-public” until such information has been disseminated widely to the general public through press releases, news tickers, publication in widely available newspapers, SEC filings, or other means, and has been absorbed by the securities markets for at least one full trading day. Depending on the particular facts and circumstances, including how the information has first been communicated to the public, the Company may determine that a longer or shorter period should apply to the dissemination of specific MNPI.

POLICIES AND PROCEDURES REGARDING TRADES AND OTHER TRANSACTIONS IN SECURITIES

A. Prohibitions Applicable to All Covered Persons

General Prohibitions Relating to All Securities

No Trades or Other Transactions While Aware of MNPI. Except as otherwise specified in this Policy under the heading “Certain Exceptions to Provisions Relating to Company Securities,” no Covered Person who is aware of any MNPI concerning the Company or any other company or their respective securities shall engage in, or assist any other person in, any trades or other transactions in Company Securities or such other company’s securities during any period commencing with the date that the Covered Person obtains such MNPI and ending one full trading day after such MNPI has become public or is no longer material.

No “Tipping” of MNPI. No Covered Person shall disclose, or assist in the disclosure of, MNPI to any other person under circumstances where he or she knows, or should have known, that such person (a “tippee”) may enter into trading or other securities transactions while aware of such information and prior to its becoming public. In such a case, the Covered Person may be liable as a “tipper” for “tipping” the “tippee,” even if the Covered Person did not engage in the trading or other transactions or share in any profits. “Tipping” also includes making any recommendations or expressing any opinions to any other person as to engaging in trading or other transactions in Company Securities or securities of another company while aware of MNPI regarding the Company or such other company. For the avoidance of doubt, management investor meetings, conferences, investor or analyst calls, or similar activities in furtherance of management duties are not a violation of this Policy.

Specific Prohibitions Relating to Company Securities

No Short Selling of Company Securities. No Covered Person shall engage in any short selling of Company Securities. Short sales of Company Securities evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to work to improve the Company’s performance.

No Hedging of Company Securities. No Covered Person shall purchase financial instruments (including, but not limited to, options, warrants, prepaid variable forward contracts, swaps, collars, and other derivatives and exchange funds), whether issued by the Company or other persons, or otherwise engage in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Securities held by him or her. These transactions would allow the Covered Person to continue to own Company Securities, but without the full risk and reward of ownership. When this occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. The holding, exercise, or settlement of equity-based awards granted to the Covered Person under the Equity Plan and sale of Company Securities acquired through the exercise or settlement of such equity-based awards are not prohibited hedging.

B. Additional Procedures and Prohibitions Applicable to Covered Persons Who Are Potential Insiders

The following additional procedures and prohibitions apply to Covered Persons who are “Potential Insiders,” including in each case their respective Covered Persons. “Potential Insiders” include (i) “Section 16 Reporting Persons,” including members of the Company’s Board of Directors (the “Board”), executive officers of the Company, and any other persons subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with regards to Company Securities, and (ii) any other Covered Persons designated as “Potential Insiders” by the Designated Officer for any purpose from time to time. Potential Insiders will be informed of their status by the Designated Officer. The Designated Officer will maintain a current list of all Potential Insiders.

Blackout Periods

Potential Insiders are subject to blackout periods during which they are prohibited from conducting any otherwise permitted trading or other transactions involving Company Securities or the securities of other specified companies. There are two kinds of blackout periods: periodic and special.

Periodic Blackout Periods Relating to Company Securities. Periodic blackout periods relate to Company Securities and begin 15 days prior to the end of each Company fiscal quarter and last through the first full trading day after quarterly earnings are publicly announced. A notice alerting Potential Insiders to the schedule of upcoming periodic Company blackout periods will be sent via e-mail from the Designated Officer to all such affected persons.

Special Blackout Periods. Special blackout periods may be implemented from time to time with regard to Potential Insiders who are or are likely to become aware of MNPI regarding potentially significant matters relating to the Company, other companies, or their respective securities. A notice alerting Potential Insiders of the imposition and terms of any special blackout period will be provided by the Designated Officer to any such persons, and a separate notice will be sent informing such persons when the special blackout period ends. The existence and terms of a special blackout period may not be communicated to any person other than those subject to such blackout period.

Preclearance Requirements for Company Securities Trades and Other Transactions

If a Potential Insider is contemplating a trade or any other transaction in Company Securities and such trade or other transaction is otherwise permitted by this Policy and not prohibited pursuant to a periodic or special blackout period, the proposed trade or other transaction must be submitted to the Designated Officer for approval at least one trading day before the earliest proposed date for such trade or other transaction to be executed. The Designated Officer is under no obligation to approve a trade or other transaction submitted for preclearance and may determine not to permit the trade or transaction. If a Potential Insider seeks preclearance and Designated Officer approval to engage in the trade or transaction is not granted, then he or she should refrain from initiating any trade or transaction in Company Securities and should not inform any other person of the lack of approval. If preclearance approval is granted, the requested trade or other transaction may be executed at any time within, but not after, five trading days after receipt of the approval, so long as approval has not been revoked by the Designated Officer or blackout period has commenced.

All Potential Insiders who wish to engage in a trade or other transaction in Company Securities must submit their requests for preclearance to the e-mail address(es) designated by the Designated Officer. Such request must include: (i) the nature of the proposed trade or transaction (e.g., a purchase, sale, or gift); (ii) the type and number of Company Securities involved; (iii) the broker where such Company Securities are or will be held or trade or transaction will be executed; (iv) the proposed manner of the trade or transaction; (v) the proposed date of the trade or transaction; and (vi) a statement that the Potential Insider is not aware of MNPI and the proposed trade or transaction will otherwise be in accordance with this Policy.

Other Prohibitions Regarding Company Securities

No Short-Swing Market Trades in Company Securities. No Potential Insider who purchases Any Company Securities in the market shall, with any period of six months or less, sell any Company Securities in the market, and no Potential Insider who sells any Company Securities in the market shall, within any period of six months or less, purchase any Company Securities in the market. For avoidance of doubt, these prohibitions apply to all Potential Insiders under this Policy and are separate and apart from the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act applicable to those Potential Insiders who are Section 16 Reporting Persons.

No Margin Accounts or Pledges of Company Securities. Securities held in a brokerage margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to engage in trading or other transactions in Company Securities, Potential Insiders are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. Any prohibited margin account or pledge of securities entered into prior to the date of this Policy may remain in effect for the duration of the related loan.

C. Certain Exceptions to Provisions Relating to Company Securities

Trades and Other Transactions in Company Securities Pursuant to Rule 10b5-1 Plans. Trades and other transactions in Company Securities by a Covered Person are exempted from certain provisions of this Policy if they are made pursuant to a written plan meeting all of the requirements of Rule 10b5-1 under the Exchange Act entered into by the Covered Person while such person is not aware of MNPI (a “Rule 10b5-1 Plan”). A Rule 10b5-1 Plan enables the Covered Person to engage in trades and other transactions in Company Securities even if the Covered Person is aware of MNPI at the time the trade or transaction occurs, and provided that the Rule 10b5-1 Plan is still in effect trades and other transactions pursuant to the Rule 10b5-1 Plan are exempt from this Policy’s general prohibitions against trades or other transactions in Company Securities while aware of MNPI (but not from the Policy’s general prohibitions against assisting others in engaging in trades and other transactions, or in tipping or assisting others in tipping) and blackout period and preclearance requirements. The Covered Person seeking to enter into or modify a Rule 10b5-1 Plan is ultimately responsible for conferring with his or her own broker and legal counsel and ensuring the proposed Rule 10b5-1 Plan is structured and implemented properly.

In addition, a Rule 10b5-1 Plan of a Covered Person who is a Potential Insider can only be entered into or modified outside of a blackout period and must be submitted to the Designated Officer for prior approval at least five trading days prior to the proposed entry into or modification of such Rule 10b5-1 Plan. The Designated Officer must also be notified promptly of the termination of any such Rule 10b5-1 Plan other than pursuant to its terms. The Company reserves the right to have the Designated Officer rescind his or her approval regarding a Rule 10b5-1 Plan in use or to be used by a Potential Insider at any time and for any reason.

Receipt of Awards and Transactions Under the Equity Plan. The receipt, exercise, and settlement of equity awards held by Covered Persons granted under the Equity Plan are not subject to this Policy, but this exception does not include the subsequent sale into the market of any shares acquired pursuant to the exercise or settlement of the award. In addition, the exercise of a tax withholding right under any equity award pursuant to which a Covered Person has the Company withhold shares to satisfy tax withholding requirements is not covered by the prohibitions of the Policy, nor is the surrender to or withholding of shares by the Company to exercise an option in a “stock swap” or “net exercise,” but the sale of any net shares into the market is subject to the Policy. Lastly, the sale of shares into the market inherent in a “broker-assisted cashless exercise” of an option or “sell to cover” transaction to pay taxes on the vesting of restricted stock or restricted stock units, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or tax liabilities related to the award, is covered by the Policy.

Transfers by Will or Laws of Descent and Distribution. Transfers by will or the laws of descent and distribution are not subject to this Policy.

Other Transactions with the Company. Any other purchase of Company Securities from the Company or sale of Company Securities to the Company is not subject to this Policy as long as the transaction is at the closing trading price of the Company Securities on that day and, if required, is approved by the Board or the appropriate Board committees.

Post-Termination Transactions

The prohibitions of this Policy specified under the headings “General Prohibitions Relating to All Securities” continue to apply to a Covered Person even after termination of his or her employment or other association with the Company. If a Covered Person is aware of MNPI when his or her employment or other association with the Company terminates, that Covered Person may not engage in transactions until that information has become public or is no longer material. The prohibitions of this Policy under the heading “Specific Prohibitions Relating to Company Securities” and the blackout period and preclearance procedures and prohibitions specified under the heading “Additional Procedures and Prohibitions Applicable to Persons Who Are Potential Insiders” will cease to apply to trades and other transactions in Company Securities upon the termination of a Potential Insider’s employment or other association with the Company or the exhaustion of any blackout period applicable to such person at such time, whichever is later.

ADMINISTRATION OF THE POLICY

The Designated Officer administers and is responsible for interpreting this Policy as required. All determinations and interpretations by the Designated Officer shall be final and not subject to further review. The Audit Committee of the Board is responsible for overseeing the administration of this Policy.

Certification

All Covered Persons must certify that they understand and intend to comply with this Policy. The Policy applies to all Covered Persons regardless of whether they execute such a certification.